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                                                                   Exhibit 10.27

October 7, 2002

BY HAND

Mr. Michael T. Masin
399 Park Avenue
New York, New York 10043

Dear Mike:

We are delighted to extend to you an offer to join Citigroup, the leading global financial services firm, as Vice Chairman and Chief Operating Officer of Citigroup Inc. (the "Company" and, together with its subsidiaries, "Citigroup"). Your employment will commence on October 7, 2002 and will continue until terminated by you, by the Company, or by reason of your death.

If you accept, you will be joining a family of companies that serves 200 million customers in more than 100 countries and is bound together by a steady focus on growth, a workforce committed to excellence, and a workplace based on mutual respect, where every employee can make a difference.

You will serve as Vice Chairman and Chief Operating Officer of Citigroup, reporting directly to me. In your role as Chief Operating Officer, you will directly oversee Citigroup's corporate functions, other than the operating business units. Finance will report to you and me jointly. In addition, you will chair Citigroup's Business Practices Committee.

BASE SALARY. Your salary will be paid in accordance with the Company's standard policies in effect from time to time (currently semi-monthly) at an annual rate of $700,000.

INCENTIVE AWARDS. The level of your incentive awards will be guaranteed with respect to the awards to be made to you in early 2003 (subject to proration as described below) and 2004 when such awards are paid to similarly situated Citigroup senior executives, subject to extraordinary circumstances drastically negatively affecting Citigroup operating results and, in such event, only to the extent of any similar effect on total compensation (including incentive awards) made to similarly situated Citigroup senior executives. The incentive awards to be made to you in early 2003 will have a pre-tax value equal to 3/12 of $6,800,000 (or $1,700,000). The incentive awards to be made to you in early 2004 will have a pre-tax value of $6,800,000. The stated values of these incentive awards include both cash and restricted stock components.

You will receive your incentive awards as a combination of a cash bonus and a retention award of restricted stock in accordance with our Capital Accumulation Program ("CAP"), a tax deferred plan. Awards of restricted stock are subject to

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Mr. Michael T. Masin
October 7, 2002
Page 2 of 5

vesting conditions, including but not limited to continued employment with Citigroup, and will be cancelled if conditions to vesting are not satisfied. In order to be eligible to receive any incentive award, you must be actively employed on the date the award is made.

An incentive award will not be made to you if, before the date of the scheduled delivery, you have voluntarily terminated your employment or you have been terminated by the Company for "Cause". "Cause" shall mean an action taken by a regulatory body or a self regulatory organization ("SRO") that substantially impairs you from performing your duties, gross misconduct in connection with your employment; material breach of Citigroup's policies or procedures; dishonesty; breach of your fiduciary duty of loyalty to Citigroup; violation of a federal or state securities law, rule or regulation; conviction of a felony; or material failure in the performance of your duties.

STOCK OPTIONS. You will receive a sign-on stock option grant of 900,000 shares of Citigroup Inc. common stock. Your option grant will have a term of ten years. The exercise price of this stock option grant will be set at the closing price of Citigroup Inc. common stock on the trading day immediately prior to the grant date. The option will vest in 20% increments on each anniversary of the grant date over five years. You will not be able to use the reload method of exercise in connection with this grant. More detailed information on the terms and conditions of this grant will be outlined in the notification materials and prospectus that will be forwarded to you following the grant date.

The stock options granted to you under the Citigroup Directors Stock Option program will vest and remain exercisable for three years following your retirement from the Board of Directors.

TRANSITION ITEMS. To reflect the transition issues resulting from your departure from Verizon Communications Inc. ("Verizon") and your assuming your new role at Citigroup, the following will apply on a one-time basis:

- You received from Verizon a Founders' Grant of 108,000 shares of restricted stock that will be cancelled as a result of your termination of employment with Verizon. In recognition of such cancellation, the Company will pay you a lump sum cash payment based on a $29.9765 per share price. This payment will be made to you as soon as practical after January 2, 2003.

- In recognition of that portion of the payment from the Long-Term Retention Incentive program with GTE Service Corporation scheduled to be paid to you in February 2003 and that will not be paid to you by Verizon, the Company will pay you a lump sum cash payment in the amount of 3/36 of $1,400,000 =
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Mr. Michael T. Masin
October 7, 2002
Page 3 of 5

     $116,667. This payment will be made to you as soon as practical following the date such payment otherwise would have been paid to you by Verizon.

- The Company will pay you a lump sum cash payment equal to $25,000 in recognition of the unvested portion of your previously deferred compensation from Verizon for such unvested deferred compensation. Such payment will be made to you as soon as practical following the commencement of your employment.

PENSION BENEFITS. You are eligible to participate in the Citigroup Pension Plan (currently in effect as of January 1, 2002), pursuant to the terms and conditions of such plan and any changes thereto. The Company will accumulate on your behalf $800,000 per year of your employment with the Company, subject to proration and less the value of your accumulated pension under the Citigroup Pension Plan. This accumulated amount will be payable to you as a lump sum payment as soon as practical following your retirement.

PERQUISITES.

- The Company will provide you with a car and driver for your business and personal use and you may use Citigroup aircraft for your business and personal travel.

- You will receive personal security protection pursuant to the Citigroup Senior Officer Security Program.

- You are eligible to participate in our Financial Planning Program conducted by AYCO.

COMPENSATION AND BENEFITS. You will be eligible to participate in our comprehensive benefit programs. All compensation and benefits are deliverable in accordance with the Company's policies, plans and programs in effect at the time of delivery. Further details regarding these policies, benefit plans and programs will be provided when you begin your employment. Please note that all Citigroup compensation, benefits, and other policies, plans and programs are subject to change at management's discretion.

TERMINATION OF EMPLOYMENT. In the event that on or before December 31, 2004 either the Company terminates your employment without Cause or you terminate your employment for Good Cause (as defined below):

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Mr. Michael T. Masin
October 7, 2002
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(1)  The Company will pay you a one-time lump sum cash payment equal to two times the sum of (a) your annual base salary and (b) the annualized value of the most recent incentive award granted to you by the Company;

(2) All outstanding Citigroup options awarded to you pursuant to the terms of this letter will immediately vest upon your termination, and you will have the lesser of five (5) years or the remaining term of the option to exercise those options, after which time they will be cancelled; and

(3) You will receive the basic shares and a pro-rated portion of the premium shares allocable to any outstanding award of restricted stock under the Capital Accumulation Program.

For this purpose, "Good Cause" is defined as either a significant reduction in responsibilities or position or a significant reduction in compensation that is either not related to your performance or not applicable to similarly situated Citigroup senior executives. This payment will be provided to you in lieu of any other compensation or benefits provided for in this letter and any separation pay or similar benefits you might otherwise be eligible to receive pursuant to any Citigroup plan or policy, subject to your execution of a settlement agreement and general release acceptable to the Company.

PRIOR RESTRICTIVE COVENANTS. We understand that you will abide by any pre-existing terms and conditions that are contained in any contractual restrictive covenants you may have entered into with Verizon or any of its subsidiaries or affiliates or any other prior employer, including any covenants relating to the hiring or solicitation of employees or maintaining the confidentiality of proprietary information. You represent that your employment with the Company will not be in violation of any pre-existing restrictive covenant, and you understand that this offer of employment is contingent upon same.

NON-SOLICITATION. In consideration of your employment, you agree that while you are employed with the Company and for one year following termination of your employment, you will not directly or indirectly solicit, induce, or otherwise encourage any person to leave the employment of or terminate any customer relationship with Citigroup.

CONFIDENTIAL AND PROPRIETARY INFORMATION. You also agree that during your employment, you will have access to or acquire confidential, client, employee, competitive and/or other business information that is unique and cannot be lawfully duplicated or easily acquired. You understand and agree that you will have a continuing obligation not to use, publish or otherwise disclose such information either during or after your employment with Citigroup.

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Mr. Michael T. Masin
October 7, 2002
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GOVERNING LAW AND ARBITRATION. The terms and conditions set forth in this letter and additional information will be governed by and interpreted in accordance with the laws of the State of New York. Any controversy or dispute relating to your employment with or separation from the Company, including with respect to the terms and conditions set forth in this letter, will be resolved in accordance with the Employment Arbitration Policy described in the enclosed Principles of Employment, which are incorporated herein by reference.

TAXES. All payments and benefits set forth in this letter and additional information are subject to, and the Company will withhold such federal, state and local taxes as the Company reasonably determines are required by applicable law or regulation. You remain obligated to pay all required taxes on all payments and benefits regardless of whether withholding is required or made by the Company.

Your employment is contingent upon successful completion of any and all procedures and verifications to meet employment eligibility. Please contact Edith Ginsberg to make appropriate arrangements.

We are confident that Citigroup will provide you with a rewarding and challenging career, and I look forward to working with you in your new role. Please let me know that you have accepted this offer by signing below and returning the signed letter to me.

Sincerely,

/s/ Sanford I. Weill
-------------------------------------
Sanford I. Weill


ACCEPTED AND AGREED:


/s/ Michael T. Masin                         10/7/02
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Michael T. Masin                             Date